News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release

                Southwest Georgia Financial Corporation Reports
                    Results for the Second Quarter of 2010

     *  Loan growth of 5.5%
     *  Total deposits up 8.6%
     *  Opened new full-service banking center in Valdosta, Georgia in June

MOULTRIE, GEORGIA, July 27, 2010 -- Southwest Georgia Financial Corporation (NYSE Amex: SGB), a full service community bank holding company, today reported net income of $906 thousand for the second quarter of 2010, up 250%, or $647 thousand, when compared with net income of $259 thousand for the second quarter of 2009. The significant increase was the result of higher net interest income, a $628 thousand gain on the sale of securities, and operating expenses which declined $632 thousand. On a per diluted share basis, earnings increased to $0.36 for the second quarter of 2010 from $0.10 for the second quarter of 2009.

DeWitt Drew, President and CEO commented, "Results for the second quarter were significantly impacted by transactions in our investment portfolio. These transactions were due in part to our decision to exit positions held in corporate bonds. Many of those positions were intermediate or long-term, the obligors continue to struggle financially, and their debt had been
downgraded by national ratings services.   Also, our full-service banking
center in Valdosta opened in June and we are excited about the potential in that market."

Return on average equity for the second quarter of 2010 increased to 13.56% compared with 4.37% for the same period in 2009. Return on average assets for the quarter was 1.21%, an increase of 83 basis points when compared with the same period in 2009.

For the first six months of 2010, net income was $1.31 million compared with net income of $640 thousand for the same period in 2009. The growth in net income reflects a $535 thousand net gain on the sale of securities and a measurable decline in operating expenses related to legal fees and the FDIC insurance assessments. Earnings per diluted share for the first six months of 2010 were $0.52, up over 100% compared with earnings per diluted share of $0.25 for the same period in 2009. Year-to-date return on average equity increased to 9.96% compared with 5.42% for the same period last year, while return on average assets increased 41 basis points to 0.88%.

Strong Balance Sheet Growth; Asset Quality

At June 30, 2010, total assets were $296.7 million, up from $269.2 million at mid-year 2009, and up from $291.0 million at December 31, 2009. Loan balances at the end of the current quarter were $159.4 million, down slightly from the 2009 year-end balance, though up $8.4 million, or 5.5%, from the end of June 2009.

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The loan loss reserve coverage to total loans was 1.83% at the end of the second quarter of 2010 compared with 1.66% at the end of the second quarter of 2009. Nonperforming assets were $4.2 million, or 1.40% of total assets, in the second quarter of 2010, down from $6.1 million, or 2.03% of total assets, in the first quarter, and $2.8 million, or 1.03% of total assets in the same period last year. Nonperforming assets increased over the prior year period primarily due to fully funding a large foreclosed commercial property in the last half of 2009. There were $3.7 million of foreclosed properties in nonperforming assets at the end of the current quarter compared with $3.8 million at the prior year end.

Mr. Drew noted, "We are beginning to see some signs of economic stabilization, however, the housing market remains severely stressed and high unemployment is likely to continue for the foreseeable future. Our higher level of nonperforming assets as well as the weak loan demand we have experienced through the first two quarters in 2010 were a direct result of these issues that are still very prevalent in our markets."

Total deposits were up $18.9 million, or 8.6%, to $240.0 million at the end of the second quarter of 2010 from the end of the second quarter of 2009, and up $4.6 million when compared with the fourth quarter of 2009. The year-over-year increase was primarily due to higher money market and transactional account balances.

Shareholders' equity grew to $27.1 million as of June 30, 2010 compared with $23.8 million at June 30, 2009, and $25.5 million at the end of 2009. On a per share basis, book value was $10.64 at the end of the second quarter, up from $9.34 at the end of the second quarter in 2009. The Corporation maintained a strong capital position with a total risk-based capital ratio of 17.58% at June 30, 2010, in excess of the minimum regulatory guidelines of 10% for a well capitalized financial institution. The Corporation has approximately 2.5 million shares of common stock outstanding.

Building Revenue While Maintaining Strong Cost Discipline

Net interest income before provision for loan losses improved to $2.64 million for the second quarter of 2010 compared with $2.44 million for the same period in 2009. During the current quarter, the Corporation provisioned $150 thousand for loan losses compared with a $60 thousand for
the same period of the prior year.    Total interest income increased
slightly to $3.38 million when compared with $3.35 in the second quarter of 2009, reflecting higher interest and fees earned on loans of $220 thousand, partially offset by lower interest income from investment securities. The Corporation's net interest margin was 4.07% for the second quarter of 2010, down 5 basis points from the same period last year. The decline in net interest margin was mainly impacted from the reinvestment of securities which were either called, matured, and/or sold into overnight balances carried at the Federal Reserve Bank. Some longer term mortgage-backed securities were sold in November 2009 and May 2010 to shorten the duration of our portfolio. Also, the remaining $5 million of corporate notes were sold in June to reduce credit risk in the portfolio. The Corporation recorded a $628 thousand net gain on the sale of securities during the second quarter. Due to the sales of higher yielding securities, total investment securities yield dropped 96 basis points compared with the same quarter a year ago. Total interest expense was $743 thousand for the second quarter of 2010, down $166 thousand from the same period a year ago,


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primarily due to a lower interest rate environment.  The average rate paid on interest-bearing time deposits decreased 74 basis points for the quarter compared with the same period a year ago.

Noninterest income, which was 34.4% of the Corporation's total revenue for the quarter, increased $567 thousand or 47.0%, to $1.77 million when compared with last year's second quarter. The majority of this increase was related to previously noted $628 thousand gains on the sale of securities. Also positively impacting noninterest income was mortgage banking services revenue, which increased $47 thousand, or 15.0%, and trust services and retail brokerage services revenue, which increased $8 thousand and $38 thousand, respectively, in the second quarter of 2010. Income from insurance services also increased $24 thousand, or 9.0%. These increases were partially offset by a provision for market value changes in foreclosed property of $125 thousand and a decrease in service charges on deposit accounts of $52 thousand, or 11.5%, compared with the prior year's second quarter.

Total noninterest expense decreased 11.6% to $3.01 million from $3.41 million for the second quarter of 2009. The decrease was primarily due to a $632 thousand decrease in other operating expenses when compared with the prior year's second quarter as a result of lower legal expenses and FDIC insurance assessments. This decrease was partially offset by an increase in salaries and employee benefits of $215 thousand, or 13.9%, mainly due to staffing the Valdosta banking center and accruals for performance incentives and benefit plan expenses.

Review of First Six Months of 2010

Net interest income for the first six months of 2010 was 6.4% higher at $5.13 million compared with $4.83 million for the same period in 2009, primarily due to lower interest paid on deposits. Net interest income after provision for loan losses was $4.83 million for the first half of 2010 compared with $4.58 million for the same period in 2009. A provision for loan losses of $300 thousand was recognized in the first six months of 2010 compared with $246 thousand provision in the corresponding period of 2009.
Net interest margin was 4.00% for the first six months of 2010, down slightly from 4.10% in the same period a year ago.

For the first six months of 2010, noninterest income was $2.93 million, up 20.7% from the same period in 2009. As previously noted, the majority of the increase was due to a $535 thousand gain on the sale of securities. Income from insurance services increased $45 thousand, or 8.0%, when compared with the six-month period in 2009. Revenue from trust services and income from retail brokerage services increased $10 thousand and $36 thousand, respectively when compared with the same period in 2009.
These increases in revenue were partially offset by $122 thousand provision for change in market value of foreclosed properties and a decrease in service charges on deposit accounts of $63 thousand, or 7.4%, when compared with the same period of 2009.

Noninterest expense decreased $391 thousand for the first six months of 2010 compared with the same period last year. The change was due to a $689 thousand, or 34.9% decrease in other operating expenses, a reflection of lower legal expense and insurance assessments to the FDIC, partially offset by an increase in salary and employee benefits of $267 thousand, which was related to staffing Valdosta's full-service banking center and increases in employee benefits.
                                    -MORE-

Mr. Drew continued, "The fragile condition of the economy has caused us to become very cautious. Recently enacted legislation and promulgated regulation will have, in our view, significant and far reaching affect on the availability and cost of credit and other consumer financial products. We fully expect that all financial companies' performance will be impacted as a result. We also see the current interest rate environment as particularly hazardous. While the yield curve remains steep, in order to capitalize on the steepness we would have to take an inordinate amount of interest rate risk. At this time, we have elected not to choose that course."

Dividends and Share Repurchases

In February 2010, the Corporation paid a cash dividend of $0.10 per common share. The Corporation's objective is to retain sufficient equity required to support efforts to capture greater market share and expand outside of its historic footprint.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $297 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, and the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Financial tables follow.

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION

                 (Dollars in thousands except per share data)

                                          (Unaudited)   (Audited)  (Unaudited)
                                            June 30,   December 31,  June 30,
                                              2010         2009        2010
ASSETS
Cash and due from banks                     $   7,304   $  10,050   $   6,241
Interest-bearing deposits in banks             30,594      13,247       3,177
Investment securities available for sale       42,677      62,008      78,740
Investment securities held to maturity         35,638      24,195      10,384
Federal Home Loan Bank stock, at cost           1,650       1,650       1,380
Loans, less unearned income and discount      159,356     160,230     150,990
   Allowance for loan losses                 (  2,909)   (  2,533)   (  2,510)
      Net loans                               156,447     157,697     148,480
Premises and equipment                          8,857       7,777       7,405
Foreclosed assets, net                          3,670       3,832       2,439
Intangible assets                                 745         848         952
Other assets                                    9,159       9,704       9,969
      Total assets                          $ 296,741   $ 291,008   $ 269,167
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW accounts                              $  30,134   $  25,075   $  29,106
  Money market                                 48,124      45,694      33,253
  Savings                                      22,760      21,365      21,440
  Certificates of deposit $100,000 and over    31,915      30,190      29,324
  Other time accounts                          68,825      72,085      71,291
      Total interest-bearing deposits         201,758     194,409     184,414
  Noninterest-bearing deposits                 38,230      41,022      36,648
      Total deposits                          239,988     235,431     221,062

  Other borrowings                              5,000       5,000           0
  Long-term debt                               21,000      21,000      20,000
  Accounts payable and accrued liabilities      3,643       4,047       4,313
      Total liabilities                       269,631     265,478     245,375
Shareholders' equity:
  Common stock - par value $1;  5,000,000
   shares authorized; 4,293,835 shares
   issued (*)                                   4,294       4,294       4,294
  Additional paid-in capital                   31,701      31,701      31,701
  Retained earnings                            17,382      16,325      15,152
  Accumulated other comprehensive income     (    153)   (    676)   (  1,241)
      Total                                    53,224      51,644      49,906
Treasury stock - at cost (**)                ( 26,114)   ( 26,114)   ( 26,114)
      Total shareholders' equity               27,110      25,530      23,792
      Total liabilities and
       shareholders' equity                 $ 296,741   $ 291,008   $ 269,167

*  Common stock - shares outstanding        2,547,837   2,547,837   2,547,837
** Treasury stock - shares                  1,745,998   1,745,998   1,745,998

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
                  SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited*)

                 (Dollars in thousands except per share data)

                                      For the Three Months  For the Six Months
                                         Ended June 30,       Ended June 30,
                                        2010*      2009*       2010*      2009*
Interest income:
 Interest and fees on loans           $ 2,564    $ 2,344     $ 4,965    $ 4,637
 Interest and dividend on securities
  available for sale                      558        896       1,219      1,853
 Interest on securities
  held to maturity                        241         99         451        213
 Interest on deposits in banks             15          9          29         16
    Total interest income               3,378      3,348       6,664      6,719
Interest expense:
 Interest on deposits                     535        734       1,116      1,519
 Interest on other borrowings              35          0          70        122
 Interest on long-term debt               173        175         344        253
    Total interest expense                743        909       1,530      1,894
    Net interest income                 2,635      2,439       5,134      4,825
Provision for loan losses                 150         60         300        246
    Net interest income after
     provision for losses on loans      2,485      2,379       4,834      4,579
Noninterest income:
 Service charges on deposit accounts      401        453         786        849
 Income from trust services                67         59         121        111
 Income from retail brokerage services    110         72         171        135
 Income from insurance services           291        267         610        565
 Income from mortgage banking services    360        313         689        627
 Net loss on the sale or abandonment
  of assets & OREO provision           (  125)         0      (  122)         0
 Net gain on the sale of securities       628          0         535          0
 Other income                              42         43         135        137
    Total noninterest income            1,774      1,207       2,925      2,424
Noninterest expense:
 Salary and employee benefits           1,758      1,543       3,438      3,171
 Occupancy expense                        211        208         415        418
 Equipment expense                        185        164         360        328
 Data processing expense                  174        174         352        350
 Amortization of intangible assets         52         52         104        104
 Other operating expense                  633      1,265       1,283      1,972
    Total noninterest expense           3,013      3,406       5,952      6,343
Income before income tax expense        1,246        180       1,807        660
Provision for income taxes                340     (   79)        494         20
    Net income                        $   906    $   259     $ 1,313    $   640

Net income per share, basic           $  0.36    $  0.10     $  0.52    $  0.25
Net income per share, diluted         $  0.36    $  0.10     $  0.52    $  0.25
Dividends paid per share              $     -    $     -     $  0.10    $  0.07
Basic weighted average
 shares outstanding                 2,547,837  2,547,837   2,547,837  2,547,837
Diluted weighted average
 shares outstanding                 2,547,837  2,547,837   2,547,952  2,547,837
                                    -MORE-

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At June 30                                  2010           2009
Assets                                   $ 296,741      $ 269,167
Loans, less unearned income & discount   $ 159,356      $ 150,990
Deposits                                 $ 239,988      $ 221,062
Shareholders' equity                     $  27,110      $  23,792

                                           Three Months          Six Months
                                          Ended June 30,       Ended June 30,
Performance Data & Ratios                 2010      2009       2010      2009
Net income                             $   906   $   259    $ 1,313   $   640
Earnings per share, basic              $  0.36   $  0.10    $  0.52   $  0.25
Earnings per share, diluted            $  0.36   $  0.10    $  0.52   $  0.25
Dividends paid per share               $     -   $     -    $  0.10   $  0.07
Return on assets                          1.21%     0.38%      0.88%     0.47%
Return on equity                         13.56%     4.37%      9.96%     5.42%
Net interest margin (tax equivalent)      4.07%     4.12%      4.00%     4.10%
Dividend payout ratio                     0.00%     0.00%     19.41%    27.87%
Efficiency ratio                         66.87%    90.59%     72.12%    84.82%

Asset Quality Data & Ratios

Total nonperforming loans              $   455   $   161    $   455   $   161
Total nonperforming assets             $ 4,167   $ 2,785    $ 4,167   $ 2,785
Net loan charge offs                   $(  123)  $(   14)   $(   76)  $   111
Reserve for loan losses to total loans    1.83%     1.66%      1.83%     1.66%
Nonperforming loans/total loans           0.29%     0.11%      0.29%     0.11%
Nonperforming assets/total assets         1.40%     1.03%      1.40%     1.03%
Net charge offs (recoveries)/
 average loans                          ( 0.31)%  ( 0.04)%   ( 0.10)%    0.15%

Capital Ratios

Average common equity to
 average total assets                     8.95%     8.66%      8.85%     8.64%
Tier 1 capital ratio                     16.33%    14.62%     16.33%    14.62%
Tier 1 leverage ratio                     8.86%     8.79%      8.86%     8.79%
Total risk based capital ratio           17.58%    15.87%     17.58%    15.87%
Book value per share                   $ 10.64   $  9.34    $ 10.64   $  9.34
Tangible book value per share          $ 10.35   $  8.96    $ 10.35   $  8.96








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
Quarterly                      2nd Qtr   1st Qtr   4th Qtr   3rd Qtr   2nd Qtr
Averages                        2010      2010      2009      2009      2009
Assets                        $298,618  $297,496  $287,348  $278,502  $274,125
Loans, less unearned income
 & discount                   $160,761  $160,451  $159,180  $154,422  $150,043
Deposits                      $242,010  $241,100  $230,903  $225,634  $226,345
Equity                        $ 26,727  $ 26,012  $ 25,402  $ 24,237  $ 23,752
Return on assets                  1.21%     0.55%     0.98%     0.67%     0.38%
Return on equity                 13.56%     6.26%    11.11%     7.71%     4.37%
Net income                    $    906  $    407  $    706  $    467  $    259
Net income per share, basic   $   0.36  $   0.16  $   0.28  $   0.18  $   0.10
Net income per share, diluted $   0.36  $   0.16  $   0.28  $   0.18  $   0.10
Dividends paid per share      $      -  $   0.10  $      -  $      -  $      -









































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